As filed with the Securities and Exchange Commission on May 27, 2025.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Velocity Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-0659719
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2945 Townsgate Road, Suite 110

Westlake Village, California 91361

(Address of Principal Executive Offices) (Zip Code)

Velocity Financial, Inc. Amended and Restated 2020 Omnibus Incentive Plan

Velocity Financial, Inc. Employee Stock Purchase Plan

(Full title of the Plans)

Roland T. Kelly

Chief Legal Officer and General Counsel

Velocity Financial, Inc.

2945 Townsgate Road, Suite 110

Westlake Village, California 91361

Telephone: (818) 532-3700

(Name and address and telephone number, including area code, of agent for service)

With copies to:

Daniel N. Webb

Kelli Schultz-Panas

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, California 94304

(650) 251-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On May 23, 2025, at the annual meeting of stockholders (the “2025 Annual Meeting”) of Velocity Financial, Inc. (the “Registrant”), the Registrant’s stockholders approved the Velocity Financial, Inc. Amended and Restated 2020 Omnibus Incentive Plan (the “2020 Incentive Plan”), which includes an increase in the number of shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued under the 2020 Incentive Plan by 1,750,000 shares from the 2,770,000 shares of Common Stock which were previously authorized for issuance and registered on registration statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on May 26, 2022 (File No.  333-265250) and January 22, 2020 (File No.  333-236019). As a result, the total number of shares of Common Stock authorized for issuance under the 2020 Incentive Plan is 4,520,000. In addition, the number of shares issuable under the Velocity Financial Employee Stock Purchase Plan (the “ESPP”) is subject to an automatic increase on the first day of each fiscal year, beginning with January 1, 2023, and continuing until (and including) January 1, 2032, with such annual increase equal to the lesser of (i) 568,182 shares, (ii) 1% of the number of shares of Common Stock issued and outstanding on December 31 of the immediately preceding fiscal year and (iii) an amount determined by the board of directors of the Registrant. Accordingly, effective January 1, 2025, the number of shares of Common Stock authorized for issuance under the ESPP was 1,143,467. If an award under the 2020 Incentive Plan, or any portion thereof, is forfeited, canceled or terminated without a distribution of shares of Common Stock or payment of other consideration to the participant, the shares of Common Stock subject to the forfeited, canceled or terminated portion of the award are returned to the available pool of shares of Common Stock reserved for issuance under the 2020 Incentive Plan (such shares, the “Returned Shares”). As of May 27, 2025, there were 10,000 Returned Shares. This Registration Statement on Form S-8 (the “Registration Statement”) relates the registration of (i) the additional 1,750,000 shares of Common Stock approved at the 2025 Annual Meeting to be authorized for issuance under the 2020 Incentive Plan, (ii) 575,285 shares of Common Stock authorized for issuance under the ESPP and not previously registered on the registration statement on Form S-8 filed on May 26, 2022 and (iii) 10,000 Returned Shares (together, the “Additional Shares”).

This Registration Statement is filed pursuant to General Instruction E of Form S-8 for the purpose of registering the Additional Shares. In accordance with General Instruction E of Form S-8, the contents of the Registrant’s prior registration statements on Form S-8 (File Nos. 333-236019 and 333-265250), as filed with the Commission on January 22, 2020 and May 26, 2022, respectively, are hereby incorporated by reference herein, and the information required by Form S-8 is omitted, except as supplemented by the information set forth below.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the 2020 Incentive Plan and the ESPP covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

•	the Registrant’s Registration Statements on Form S-8, filed with the Commission on January 22, 2020 and May 26, 2022;

•	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 1, 2025;

•	the Registrant’s Current Reports on Form 8-K filed with the Commission on January 22, 2025 and April 14, 2025; and

•

the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-39183), filed on January 17, 2020 and Exhibits 3.2 and 3.3 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, including all other amendments and reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

Roland T. Kelly, Chief Legal Officer and General Counsel of the Registrant, has rendered an opinion to the effect that, under applicable state law, the Common Stock to which this Registration Statement relates will, when issued, be validly issued, fully paid and nonassessable. Mr. Kelly beneficially owns, or has the right to acquire, an aggregate of less than one percent (1%) of the Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

The Registrant’s amended and restated bylaws provide that it must indemnify and advance expenses to its directors and officers to the full extent authorized by the DGCL.

Registrant has entered into indemnification agreements with each of its directors and executive officers. Such agreements may require the Registrant, among other things, to advance expenses and otherwise indemnify its executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law. The Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of the Registrant’s restated certificate of incorporation, the Registrant’s amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, the Registrant shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Registrant’s board of directors pursuant to the applicable procedure outlined in the Registrant’s amended and restated bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Registrant maintains and expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that it may make to such directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against the Registrant’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Registrant and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Registrant pays the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

The Registrant believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Item 8. Exhibits.

See the Exhibit Index immediately preceding the signature page hereto, which is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Number	EXHIBIT INDEX

4.1	Certificate of Conversion (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed on January 22, 2020).

4.2	Restated Certificate of Incorporation of Velocity Financial, Inc. (incorporated by reference to Exhibit 3 filed with the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2022).

4.3	Amended and Restated Bylaws of Velocity Financial, Inc. (incorporated by reference to Exhibit 3.2 filed with the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 25, 2022).

4.4	Velocity Financial, Inc. Amended and Restated 2020 Omnibus Incentive Plan (incorporated by reference to Annex I filed with the Registrant’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 11, 2025).

4.5	Velocity Financial, Inc. Employee Stock Purchase Plan (incorporated by reference to Annex II filed with the Registrant’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 8, 2022).

5.1*	Opinion of Roland T. Kelly, Chief Legal Officer and General Counsel to Velocity Financial, Inc.

23.1*	Consent of RSM US LLP.

23.3*	Consent of Roland T. Kelly, Chief Legal Officer and General Counsel to Velocity Financial, Inc. (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included in the signature pages to this Registration Statement).

107*	Calculation of Registration Fees.

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on May 27, 2025.

Velocity Financial, Inc.

By:	/s/ Roland T. Kelly
Name: Roland T. Kelly
Title: Chief Legal Officer and General Counsel

POWER OF ATTORNEY

The undersigned directors and officers of Velocity Financial, Inc. hereby constitute and appoint Christopher D. Farrar, Mark R. Szczepaniak, and Roland T. Kelly, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys in fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any or all amendments, including post effective amendments to the registration statement and all other documents in connection therewith to be filed with the Commission, granting unto said attorneys in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys in fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereto.

Pursuant to the requirements of the Securities Act, this registration statement and power of attorney have been signed by the following persons in the capacities indicated on May 27, 2025.

Signature	Title

/s/ Christopher D. Farrar	Chief Executive Officer and Director (Principal Executive Officer)
Christopher D. Farrar

/s/ Mark R. Szczepaniak	Chief Financial Officer (Principal Financial Officer)
Mark R. Szczepaniak

/s/ Fiona L. Tam	Chief Accounting Officer (Principal Accounting Officer)
Fiona L. Tam

/s/ Dorika M. Beckett	Director
Dorika M. Beckett

/s/ Michael W. Chiao	Director
Michael W. Chiao

/s/ Omar Maasarani	Director
Omar Maasarani

/s/ Alan H. Mantel	Director
Alan H. Mantel

/s/ John P. Pitstick	Director
John P. Pitstick

/s/ John A. Pless	Director
John A. Pless

/s/ Joy L. Schaefer	Director
Joy L. Schaefer